HOTCHKIS AND WILEY FUNDS
ADDENDUM TO
OPERATING EXPENSE LIMITATION AGREEMENT

THIS ADDENDUM TO EXPENSE CAP AGREEMENT (“Addendum”), effective as of November 17, 2010, is entered into between Hotchkis and Wiley Capital Management, LLC, as investment advisor (“Advisor”), and the Hotchkis and Wiley Funds (the “Funds”) on behalf of the Hotchkis and Wiley Capital Income Fund (the “Capital Income Fund”).

WHEREAS, pursuant to an Operating Expense Limitation Agreement dated July 24, 2004, as amended (the “Agreement”), the Advisor has agreed with the Funds to limit the annual operating expenses of the Hotchkis and Wiley Diversified Value Fund, Hotchkis and Wiley Large Cap Value Fund, Hotchkis and Wiley Mid-Cap Value Fund, Hotchkis and Wiley Small Cap Value Fund, Hotchkis and Wiley Value Opportunities Fund and Hotchkis and Wiley High Yield Fund through October 31, 2011; and

WHEREAS, the Advisor and the Funds desire to add the Capital Income Fund to the Agreement; and

WHEREAS, shareholders of the Capital Income Fund will benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Addendum, the parties, intending to be legally bound, hereby agree as follows:

A.
Addition of the Capital Income Fund.  The Advisor agrees to limit the annual operating expenses of the Capital Income Fund as set forth below through October 31, 2012 and thereafter may change any of them only upon 30 days’ prior notice to the Fund’s shareholders.

Expense Limit (as a percentage of average net assets)

Class I	Class A	Class C

0.80%	1.05%	1.80%

B.	Confirmation of Agreement. Except as expressly provided in this Addendum, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first above written.

Hotchkis and Wiley Capital Management, LLC	Hotchkis and Wiley Funds

/s/ Anna Marie Lopez	/s/ Anna Marie Lopez
Anna Marie Lopez	Anna Marie Lopez
Chief Operating Officer	President